UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

June 8, 2005

SWS GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-19483	75-2040825
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 8, 2005, FSB Financial, Ltd. (“FSB”) established a $75 million secured line of credit with Wells Fargo Financial Preferred Capital, Inc. (“WFFPC”). FSB is a majority owned subsidiary of Southwest Securities Bank, an indirect wholly owned subsidiary of the Registrant. The revolving line of credit permits FSB to borrow from WFFPC up to $75 million subject to certain covenants and other restrictions. The line of credit is secured by a pledge of a portion of FSB’s receivables, including its portfolios of pooled automobile loans. FSB intends to use advances under the line of credit primarily as working capital to expand its business of purchasing automobile loan portfolios from consumer lenders but also in part to refinance existing indebtedness.

Advances bear interest at a rate based on 30 day LIBOR plus a variable rate that is determined by the status of certain financial ratios at the time of the advance. Interest under the line of credit is payable monthly. Advances under the line of credit are subject to acceleration upon certain events of default, including the failure to meet and maintain certain financial ratios. The line of credit will terminate on June 7, 2008, subject to earlier termination or extension as permitted under certain circumstances.

A copy of the Loan and Security Agreement, dated June 8, 2005, by and between FSB and WFFPC is attached hereto as Exhibit 10.16.

Item 9.01(c). Exhibits.

Exhibit 10.16	Loan and Security Agreement, dated June 8, 2005, by and between FSB Financial, Ltd. and Wells Fargo Financial Preferred Capital, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: June 14, 2005	By:	/s/ Donald W. Hultgren
Donald W. Hultgren,
Chief Executive Officer

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